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                                                                   EXHIBIT 3.1.3


           CERTIFICATE OF DESIGNATION OF NORTH AMERICAN DATACOM, INC.

         In accordance with Section 103 and Section 151 of the General Corporation Law of Delaware (the "Code"), North American DataCom, Inc. (the "Corporation"), a corporation organized and existing under the laws of Delaware, the undersigned does hereby certify the following:

         1.       The name of the Corporation is North American DataCom, Inc.

         2. The following resolution setting forth the rights, preferences, powers, of the Series B Preferred Stock has been duly adopted by the Board of Directors.

                           RESOLVED, that Five Hundred Thousand (500,000) shares
                  of the Corporation's preferred stock, $.0001 par value per share, shall be designated as "Series B Convertible Preferred Stock" and shall have the terms, preferences, limitations and relative rights set forth on Exhibit A attached hereto and made a part hereof.

         3. The foregoing resolution containing the designation of the Series B Convertible Preferred Stock was duly adopted on May 7, 2000 by the Corporation's Board of Directors.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned duly authorized officer, this 15th day of November, 2000.


                                     North American DataCom, Inc.



                                     By:
                                         ---------------------------------------
                                         Robert R. Crawford, President


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                     EXHIBIT A TO CERTIFICATE OF DESIGNATION

     DESIGNATION OF PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF SERIES B
           CONVERTIBLE PREFERRED STOCK OF NORTH AMERICAN DATACOM, INC.

         North American DataCom, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         Pursuant to the authority granted in the certificate of incorporation, as amended (the "Certificate of Incorporation") of the Corporation and Section 103 and Section 151 of the General Corporation Law of Delaware, the Corporation, by resolution of the Board of Directors of the Corporation, has established and fixed the preferences, powers, and limitations and relative rights of 500,000 shares of Preferred Stock as the "Series B Convertible Preferred Stock," $.0001 par value per share as follows.

                  Section 1. Designation and Number. (a) There is hereby established a series of preferred stock designated as "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The number of shares constituting the Series B Preferred Stock is 500,000, with a par value of $0.0001 per share.

                  Section 2. Dividends and Distributions. (a) General. The Corporation shall not declare or pay any dividend or other distribution on the Common Stock or (except as expressly provided in this Section 2) any other class or series of capital stock of the Corporation, unless
         (i) the Corporation shall have previously paid in full the cumulative preferred dividend to which the holders of the Series B Preferred Stock are entitled pursuant to Section 2(b) hereunder, and (ii) the Corporation shall have previously declared and paid or shall simultaneously declare and pay a dividend or other distribution on the Series B Preferred Stock in such amount so that each holder of Series B Preferred Stock shall receive the amount that such holder would have received had such holder converted such holder's shares of Series B Preferred Stock into Common Stock immediately prior to the record date (or distribution date if no record date is established) of such dividend or other distribution on the Common Stock.

                  (b) Series B Preferred Stock Dividends. The Series B Preferred Stock shall be entitled to a cumulative preferred dividend of 6.00% per annum, compounded annually, based upon the Stated Value of each share of Series B (as adjusted for stock splits, stock dividends and similar events), which dividend shall accrue from and after the date of issuance for so long as such share of Series B Preferred Stock is issued and outstanding Stock (the "Series B Preferred Dividend"). The accrued but unpaid Series B Preferred Dividend shall be payable to the holders of record of the Series B Preferred Stock as of June 15th of each



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         year, and shall be paid in cash (or such other consideration as agreed to by the holder of Series B Preferred Stock) to such holders on or before July 1st of each year following the date of issuance. The Series B Preferred Stock shall not be entitled to any other dividends except to the extent it participates with the Common Stock as provided in
         Section 2(a) above.

                  Section 3. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

                  (a) Each share of Series B Preferred Stock shall entitle the holder thereof to vote on all matters submitted to a vote of the shareholders of the Corporation, voting together as a single class with the holders of Common Stock. In any such vote, each holder of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Series B Preferred Stock held by such holder, provided that, in the event the Corporation does not timely pay in full the Series B Preferred Dividend due and payable thereon as provided in
         Section 2(b), the holder thereof shall thereafter be entitled to a number of votes with respect to each share of Series B Preferred Stock (for which there was a default in the timely payment of the Series B Preferred Dividend) held by such holder equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible.

                  (b) In addition to the other voting rights set forth herein, the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class, shall be necessary (i) to authorize, increase the authorized number of shares of, or issue any shares of any class or classes or series of preferred stock; (ii) to increase or decrease the par value of the shares of Series B Preferred Stock; or (iii) to alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect adversely the rights of such holders of shares of Series B Preferred Stock.

                  Section 4. Liquidation, Dissolution or Winding Up. (a) If the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation, or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive



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         days and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made to the holders of any shares of Common Stock (or other stock ranking junior to the Series B Preferred Stock) unless, prior thereto, the holders of outstanding shares of Series B Preferred Stock shall have each received the Liquidation Value with respect to the shares of Series B Preferred Stock held by such holder.

                  (b) The consolidation, reorganization, merger, sale of all or any substantial portion of the consolidated assets of the Corporation and its Subsidiaries or other business combination of the Corporation with or into any other Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4, unless after such transaction the shareholders of the Corporation immediately prior to such transaction hold at least a majority of the outstanding voting stock of the surviving parent entity in such transaction.

                  Section 5. Certain Covenants. Any registered holder of Series B Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision contained herein or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

                  Section 6. Conversion. (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock (i) shall be convertible at any time from and after July 1, 2001 at the option of the holder, into fully paid and nonassessable shares of Common Stock, and (ii) shall be automatically converted into fully paid and nonassessable shares of Common Stock upon the written request by the Board of Directors, on behalf of the Corporation, in connection with a material transaction involving the Corporation, provided that any such automatic conversion pursuant to clause (ii) shall require the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a single class.

                  (b) Conversion of the Series B Preferred Stock may be effected by any such holder upon the surrender to the Corporation at the principal office of the Corporation or at the office of any agent or agents of the Corporation (the "Transfer Agent"), as may be designated by the Board of Directors of the Corporation, of the certificate for such Series B Preferred Stock to be converted accompanied, in the case of a conversion pursuant to clause (i) of paragraph (a) by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this
         Section 6 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; provided that any issuance of shares in the name of a Person other than the holder shall be subject to



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         compliance by the holder with applicable securities laws. The
         Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. Within five Business Days after the surrender of such certificate or certificates and the receipt of such notice relating thereto, the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock being converted shall be entitled and (ii) if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Any conversion pursuant to clause (i) of paragraph (a) shall be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted, so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

                   (c) The number of shares of Common Stock deliverable upon conversion of a share of Series B Preferred Stock, adjusted as hereinafter provided, is referred to herein as the "Conversion Ratio." The Conversion Ratio shall be the number obtained by dividing (1) the Stated Value by (2) the Conversion Price (as defined below) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The Conversion Price per share shall initially be $2.00 and the Conversion Ratio shall initially be five hundred (500). The Conversion Price and the Conversion Ratio are subject to adjustment from time to time pursuant to paragraph (f) of this Section 6. Any adjustment in the Conversion Price shall cause a corresponding adjustment in the Conversion Ratio and vice versa.

                  (d) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series B Preferred Stock are deemed to have been converted. If more than one share of Series B Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.

                  (e) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series B Preferred Stock, such number of its



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         authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series B Preferred Stock.

                  (f) The Conversion Ratio and Conversion Price will be subject to adjustment from time to time as follows:

                  (i) In case the Corporation shall at any time or from time to time after the Issue Date (A) pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock,
         (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or
         (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series B Preferred Stock been converted immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                  (ii) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to shareholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares of Common Stock issuable upon exercise of the right of conversion granted by this paragraph (f) or in the Conversion Ratio then in effect shall be required by reason of the taking of such record. In the event that, as a result of an adjustment made pursuant to this paragraph (f), the holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, thereafter the Conversion Ratio of such other shares so receivable upon conversion of any shares of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this paragraph
         (f).



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                  Section 7. Definitions. As used herein, the following terms shall have the meanings indicated:

                  "Aggregate Original Basis" shall mean, with respect to any holder of Series B Preferred Stock, the product of (A) $1,000 multiplied by (B) the number of shares of Series B Preferred Stock held by such holder (as appropriately adjusted for stock splits, stock dividends, recapitalizations and similar occurrences).

                  "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in Nashville, Tennessee are authorized or obligated by law or executive order to close.

                  "Corporation" shall mean North American DataCom, Inc., a Delaware corporation.

                  "Issue Date" shall mean the date on which shares of Series B Preferred Stock are first issued by the Corporation to the holders thereof.

                  "Liquidation Value" shall mean, with respect to any holder of Series B Preferred Stock as of the applicable date of determination, an amount equal to the Aggregate Original Basis of such holder's shares of Series B Preferred Stock plus all accrued but unpaid dividends payable with respect to such Series B Preferred Stock held by such holder.

                  "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

                  "Stated Value" shall mean $1,000 per share.






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